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                                                                     EXHIBIT 4.1

                           ULTIMATE ELECTRONICS, INC.
                           2000 EQUITY INCENTIVE PLAN


                                    SECTION 1
                                  INTRODUCTION

         1.1 ESTABLISHMENT. Ultimate Electronics, Inc., a Delaware corporation (together with its subsidiaries, the "Company"), hereby establishes the 2000 Equity Incentive Plan (the "Plan") for certain key employees, non-employee directors and consultants of the Company.

         1.2 PURPOSES. The purposes of the Plan are to provide Participants with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value. The Plan is also designed to attract key employees and to retain and motivate key employees by providing an opportunity for investment in the Company.

                                    SECTION 2
                                   DEFINITIONS

         2.1 DEFINITIONS. The following terms shall have the meanings set forth below:

                  (a) "AWARD" means a grant made under this Plan in the form of Stock, Options, Restricted Stock, Performance Units or Performance Shares.

                  (b) "BOARD" means the board of directors of the Company.

                  (c) "EFFECTIVE DATE" means the date of the adoption of the Plan by the Board.

                  (d) "ELIGIBLE EMPLOYEES" means key employees (including, without limitation, officers and directors who are also employees) of the Company whose judgment, initiative and efforts is, or will be, important to the successful conduct of the Company's business.

                  (e) "FAIR MARKET VALUE" shall be determined in good faith by the Plan Administrator after such consultation with outside legal, accounting and other experts as the Plan Administrator may deem advisable.

                  (f) "INSIDER" means any person who is a beneficial owner, directly or indirectly, of more than 10% of any equity securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the


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         "1934 Act").

                  (g) "INCENTIVE STOCK OPTION" means any Option designated as such and granted in accordance with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                  (h) "NON-EMPLOYEE DIRECTOR" means, at any time, any member of the Board who is not also an employee of the Company.

                  (i) "NON-INSIDER" means any person who is not an Insider.

                  (j) "NON-STATUTORY OPTION" means any Option other than an Incentive Stock Option.

                  (k) "OPTION" means a right to purchase Stock at a stated price for a specified period of time.

                  (l) "OPTION PRICE" means the price at which Shares subject to an Option may be purchased, determined in accordance with Section 7.3(b) of this Plan.

                  (m) "PARTICIPANT" means an Eligible Employee, Non-employee Director or consultant to the Company designated by the Plan Administrator from time to time during the term of the Plan to receive one or more Awards under the Plan.

                  (n) "PERFORMANCE CYCLE" means the period of time as specified by the Plan Administrator over which Performance Units are to be earned.

                  (o) "PERFORMANCE SHARES" means an Award made pursuant to
         Section 9 which entitles a Participant to receive Shares based on the achievement of performance targets during a Performance Cycle.

                  (p) "PERFORMANCE UNITS" means an Award made pursuant to
         Section 9 which entitles a Participant to receive cash, Shares or a combination thereof based on the achievement of performance targets during a Performance Cycle.

                  (q) "PLAN ADMINISTRATOR" shall mean the particular entity, whether the Plan Committee or Board, that is authorized to administer Incentive Stock Options or Non-Statutory Options to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.

                  (r) "PLAN COMMITTEE" means a committee consisting of at least two Non-employee Directors who are authorized by the Board hereunder to take actions in the administration of the Plan. No Member of the Plan Committee may be a person who (i) is a current employee of the Company,
         (ii) is a former employee who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the current Plan Year, (iii) is a former officer of the Company, or (iv) receives remuneration, directly or indirectly, in exchange for any goods or


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         services, from the Company in any capacity other than director. The
         Plan Committee shall be so constituted at all times as to permit the Plan to comply with Rule 16b-3 or any successor rule promulgated under the 1934 Act and Treasury Regulation Section 1.162-27(e)(3). Members of the Plan Committee shall: (i) be appointed from time to time by the Board and (ii) serve at the pleasure of the Board and may resign at any time upon written notice to the Board.

                  (s) "PLAN YEAR" means each 12-month period beginning February 1 and ending the following January 31, except that for the first year of the Plan it shall begin on the Effective Date and extend to January 31 of the following year.

                  (t) "PREDECESSOR PLAN" shall mean the Company's Employee Stock Purchase Plan as in effect prior to the adoption of the Plan.

                  (u) "RESTRICTED STOCK" means Stock granted under Section 8 that is subject to restrictions imposed pursuant to said Section.

                  (v) "SHARE" means a share of Stock.

                  (w) "STOCK" means the common stock, $.01 par value, of the Company.

         2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                                    SECTION 3
                               PLAN ADMINISTRATION

         3.1 GENERAL. The Plan shall be administered by the Board, which may from time to time delegate all or part of its authority under this Plan to a Plan Committee. If authorized by duly passed resolutions of the Board, the Plan Committee shall have sole and exclusive authority to administer the Incentive Stock Option grants and Non-Statutory Option grants with respect to Insiders. The Plan Committee may also, at the Board's discretion, administer Incentive Stock Options and Non-Statutory Stock Options to Non-Insiders.

         3.2 PLAN ADMINISTRATOR'S AUTHORITY. References in this Plan to the Plan Administrator refer to the Board or, to the extent the Board delegates its administrative authority to the Plan Committee, to the Plan Committee. In accordance with the provisions of the Plan, the Plan Administrator shall, in its sole discretion, select Participants to whom Awards will be granted, the form of each Award, the amount of each Award and any other terms and conditions of each Award as the Plan Administrator may deem necessary or desirable and consistent with the terms of the Plan. The Plan Administrator shall determine the form or forms of the agreements which shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Participants with respect to Awards granted pursuant to the Plan, which provisions need not be identical except as may be provided herein. The Plan Administrator may from time to time adopt such rules and regulations for carrying out the


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purposes of the Plan as it may deem proper and in the best interests of the
Company. The Plan Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem proper and in the best interest of the Company. No member of the Plan Administrator shall be liable for any action or determination made in good faith, and all members of the Plan Administrator shall, in addition to their rights as directors, be fully indemnified by the Company with respect to any such action, determination or interpretation. The determination, interpretations and other actions of the Plan Administrator pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

                                    SECTION 4
                           SHARES SUBJECT TO THE PLAN

         4.1 NUMBER OF SHARES. 300,000 Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Plan Administrator may from time to time deem necessary. The number of Shares authorized for issuance under the Plan shall automatically increase on the first trading day of each fiscal year during the term of the Plan, beginning with the fiscal year 2002, by 100,000 Shares. The aggregate number of shares that may be issued under the Plan shall not exceed 1,200,000. The Shares may be divided among the various Plan components as the Plan Administrator shall determine.

         4.2 UNUSED AND FORFEITED STOCK. Any Shares that are subject to an Award under this Plan that are not used because the terms and conditions of the Award are not met, including any Shares that are subject to an Option that expires or is terminated for any reason, any Shares which are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to
Section 16 of this Plan, shall automatically become available for use under the Plan. Notwithstanding the foregoing, with respect to any Shares withheld by the Company in satisfaction of withholding taxes incurred upon the exercise of Incentive Stock Options or as part of the purchase price of the Shares underlying such Incentive Stock Options, the number of Shares available for issuance under this Plan shall be reduced by the number of Shares so withheld.

         4.3 ADJUSTMENTS FOR STOCK SPLIT, STOCK DIVIDEND, ETC. If the Company shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Shares, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Shares, then in relation to the Shares that are affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the Shares as to which Awards may be granted under the Plan and (ii) the Shares then included in each outstanding Option or Performance Unit granted hereunder.

         4.4 DIVIDEND PAYABLE IN STOCK OF ANOTHER CORPORATION, ETC. If the Company shall at any time pay or make any dividend or other distribution upon the Shares payable in


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securities of another corporation or other property (except money or Shares), a proportionate part of such securities or other property shall be set aside and delivered to any Participant then holding an Award for the particular type of Shares for which the dividend or other distribution was made, upon exercise thereof in the case of Options, and the vesting thereof in the case of other Awards. Prior to the time that any such securities or other property are delivered to a Participant in accordance with the foregoing, the Company shall be the owner of such securities or other property and shall have the right to vote the securities, receive any dividends payable on such securities, and in all other respects shall be treated as the owner. If securities or other property which have been set aside by the Company in accordance with this Section 4.4 are not delivered to a Participant because an Award is not exercised or otherwise vested, then such securities or other property shall remain the property of the Company and shall be dealt with by the Company as it shall determine in its sole discretion.

         4.5 OTHER CHANGES IN SHARES. In the event there shall be any change, other than as specified in Sections 4.3 and 4.4, in the number or kind of outstanding Shares of any stock or other securities into which the Shares shall be changed or for which it shall have been exchanged, and if the Plan Administrator shall in its discretion determine that such change equitably requires an adjustment in the number or kind of Shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan but are not then subject to an Award, then such adjustments shall be made by the Plan Administrator and shall be effective for all purposes of the Plan and on each outstanding Award that involves the particular type of stock for which a change was effected.

         4.6 RIGHTS TO SUBSCRIBE. If the Company shall at any time grant to the holders of its Shares rights to subscribe pro rata for additional Shares thereof or for any other securities of the Company or of any other corporation, there shall be reserved with respect to the Shares then subject to an Award held by any Participant of the particular class of Shares involved, the Shares or other securities which the Participant would have been entitled to subscribe for if immediately prior to such grant the Participant had exercised his entire Option, or otherwise vested in his entire Award. If, upon exercise of any such Option or the vesting of any other Award, the Participant subscribes for the additional Shares or other securities, the Participant shall pay to the Company the price that is payable by the Participant for such Shares or other securities.

         4.7 GENERAL ADJUSTMENT RULES. If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Award, the Company shall, in lieu of selling or otherwise issuing such fractional Share, pay to the Participant a cash sum in an amount equal to the product of such fraction multiplied by the Fair Market Value of a Share on the date the fractional Share would otherwise have been issued. In the case of any such substitution or adjustment affecting an Option, the total Option Price for the Shares then subject to an Option shall remain unchanged but the Option Price per Share under each such Option shall be equitably adjusted by the Plan Administrator to reflect the greater or lesser number of Shares or other securities into which the Shares subject to the Option may have been changed.

         4.8 DETERMINATION BY THE PLAN ADMINISTRATOR. Adjustments under this
Section 4 shall be made by the Plan Administrator, whose determinations with regard thereto shall be final


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and binding upon all parties thereto.

         4.9 INDIVIDUAL LIMITATIONS ON AWARDS. The fair market value of Performance Units (other than Performance Shares) that may be granted pursuant to this 2000 Plan to any employee in any Plan Year shall not exceed $100,000, Subject to Section 4.3, no more than 100,000 Shares may be issued to any employee in any Plan Year as Performance Shares, and no Options may be issued pursuant to this Plan in any Plan Year to any employee for the purchase of more than 100,000 Shares.

         4.10 TREATMENT OF PREDECESSOR PLAN. This 2000 Plan shall serve as the successor to the Predecessor Plan, and no further Awards shall be made under the Predecessor Plan after the Effective Date. Each outstanding Award under Predecessor Plan shall continue to be governed solely by the terms of the documents evidencing such Award, and no provision of the 2000 Plan shall affect or otherwise modify the rights or obligations of the holder of such Award.

                                    SECTION 5
                                  PARTICIPATION

         Participants in the Plan shall be Non-employee Directors and those Eligible Employees or consultants who, in the judgment of the Plan Administrator, are performing, or during the term of their incentive arrangement will perform, important services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Plan Administrator, and receipt of one such Award shall not result in automatic receipt of any other Award. Written notice shall be given to such person, specifying the terms, conditions, rights and duties related to each Award.

                                    SECTION 6
                          REORGANIZATION OR LIQUIDATION

         In the event that the Company is merged or consolidated with another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding Shares), or if all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person (other than a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company), or in the case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, and if the provisions of Section 10 do not apply, the Plan Administrator, or the board of directors of any corporation assuming the obligations of the Company, shall have the power and discretion to prescribe the terms and conditions for the exercise of, or modification of, any outstanding Awards granted hereunder. By way of illustration, and not by way of limitation, the Plan Administrator or the board of directors of the corporation assuming the obligations of the Company may provide for the complete or


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partial acceleration of the dates of exercise of the Options, or may provide that such Options will be exchanged or converted into options to acquire securities of the surviving or acquiring corporation, or may provide for a payment or distribution in respect of outstanding Options (or the portion thereof that is currently exercisable) in cancellation thereof. The Plan Administrator or the board of directors of the corporation assuming the obligations of the Company may remove restrictions on Restricted Stock and may modify the performance requirements for any other Awards. The Plan Administrator may provide that Options or other Awards granted hereunder must be exercised in connection with the closing of such transaction, and that if not so exercised such Awards will expire. Any such determinations by the Plan Administrator or the board of directors of the corporation assuming the obligations of the Company may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants. The provisions of this Section 6 shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

                                    SECTION 7
                                  STOCK OPTIONS

         7.1 AUTOMATIC GRANT OF OPTIONS. Each Non-employee Director shall be automatically granted Non-Statutory Options to purchase 4,000 Shares (subject to adjustment pursuant to Section 7.3(j) hereof) effective as of February 1 of each year, which Options will become exercisable one year from the date of grant.

         7.2 DISCRETIONARY GRANT OF OPTIONS. The Plan Committee may make discretionary grants of Options to Non-employee Directors, Eligible Employees and consultants. The Plan Administrator in its sole discretion shall designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Option. Notwithstanding any other provision of the Plan, Non-employee Directors and consultants may only be awarded Non-Statutory Options, provided, however, that the Board must approve such Award and the interested Non-employee Director must abstain from voting on the Award. Eligible Employees may be awarded Non-Statutory Options, Incentive Stock Options, or both. The Plan Administrator may grant both an Incentive Stock Option and a Non-Statutory Option to the same employee at the same time (which Options may or may not be evidenced in the same agreement) or at different times. Incentive Stock Options and Non-Statutory Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised.

         7.3 AN OPTION AGREEMENT IS REQUIRED FOR EACH AWARD. Each Option granted under the Plan shall be evidenced by a written stock option agreement which shall be entered into and signed by a representative of the Company and the Participant to whom the Option is granted (the "Option Holder"), and which agreement shall contain the following terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Plan Administrator may consider appropriate in each case.

                  (a) NUMBER OF SHARES. Each stock option agreement shall state that it


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         covers a specified number of Shares, as determined by the Plan
         Administrator. Notwithstanding any other provision of the Plan, the aggregate Fair Market Value of the Shares relating to Incentive Stock Options exercisable for the first time in any one calendar year by any individual, under the Plan or otherwise, shall not exceed $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the time an Option is granted.

                  (b) PRICE. The price at which each Share covered by an Option may be purchased shall be determined in each case by the Plan Administrator and set forth in the stock option agreement. In no event shall the Option Price for each Share covered by an Option grant to an Eligible Employee be granted at any price less than the Fair Market Value of the Stock on the date the Option is granted. In addition, the Option Price for each Share covered by an Incentive Stock Option awarded to an Eligible Employee who then owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the Fair Market Value of the Stock subject to the Incentive Stock Option on the date the Option is granted. The Option Price for each Share covered by a Non-Statutory Option awarded to a Non-employee Director, or a consultant may be granted at a price less than the Fair Market Value of the Stock on the date of the grant.

                  (c) DURATION OF OPTIONS. Each stock option agreement shall state the period of time, determined by the Plan Administrator, within which the Option may be exercised by the Option Holder (the "Option Period").

                           (i) The Option Period for Incentive Stock Options and
                  Non-Statutory Stock Options, must expire not more than ten years from the date the Option is granted.

                           (ii) The Option Period of an Incentive Stock Option
                  granted to an Eligible Employee who then owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must expire not more than five years from the date such an Option is granted.

                  (d) VESTING OPTIONS. Each stock option agreement shall also state the periods of time, if any, as determined by the Plan Administrator, when incremental portions of each Option shall vest.

                  (e) TERMINATION OF EMPLOYMENT, DEATH, DISABILITY, ETC. Except as otherwise determined by the Plan Administrator, each stock option agreement shall provide as follows with respect to the exercise of the Option upon termination of the employment or the death of the Option
         Holder:

                           (i) TERMINATION OF DIRECTORSHIP OF NON-EMPLOYEE DIRECTORS.

                                    (A) If a Non-employee Director's term as a
                           director of the


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                           Company shall terminate for any reason other than
                           death or disability, any Option held by the Option Holder, to the extent exercisable under the applicable stock option agreement shall remain exercisable after termination of his director status for a period of three months, but in no event beyond the Option Period.

                                    (B) If a Non-employee Director's term as a
                           director of the Company terminates because the Participant dies while, or within three months after, serving as a director, or is disabled within the meaning of Section 22(e)(3) of the Code, any Options then held by the Participant, to the extent then exercisable under the applicable stock option agreement(s), shall remain exercisable after the termination of his directorship for a period of twelve months, but in no event beyond the Option Period. If the Options are not exercised during the applicable period, they shall be deemed to have been forfeited and of no further force or effect.

                           (ii)     TERMINATION OF EMPLOYMENT.

                                    (A) If the employment of the Option Holder
                           is terminated within the Option Period for cause, as determined by the Company, the Option shall thereafter be void for all purposes. As used in this subsection 7.2(e)(ii), "cause" shall mean a gross violation, as determined by the Board, of the Company's established policies and procedures. The effect of this subsection 7.2(e)(ii) shall be limited to determining the consequences of a termination, and nothing in this subsection 7.2(e)(ii) shall restrict or otherwise interfere with the Company's discretion with respect to the termination of any employee.

                                    (B) If the Option Holder terminates his
                           employment with the Company in a manner determined by the Board, in its sole discretion, to constitute retirement (which determination shall be communicated to the Option Holder within 10 days of such termination), the Option may be exercised by the Option Holder, or in the case of death, by the persons specified in subsection 7.2(e)(ii)(C), within three months following his or her retirement if the Option is an Incentive Stock Option or within twelve months following his or her retirement if the Option is a Non-Statutory Stock Option (provided in each case that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of the Option Holder's termination of employment.

                                    (C) If the Option Holder dies, or if the
                           Option Holder becomes disabled (within the meaning of Section 22(e)(3) of the Code, during the Option Period while still employed, the Option may, in the case of death, be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within twelve months following the Option Holder's death, but not thereafter (provided that such exercise must occur within the Option Period). In the case of disability, the Option may be exercised within twelve months following the Option Holder's disability, but not thereafter (provided that such exercise must occur within the Option Period). In any such case, the Option may be exercised only as to the number of Shares exercisable on or before the date of the Option Holder's death or disability (provided that such exercise must occur within the Option Period).

                                    (D) If the employment of the Option Holder
                           by the Company is terminated within the Option Period for any reason other than cause, retirement as provided in subsection 7.2(e)(ii)(B) above, disability or the Option Holder's death, the Option may be exercised by the Option Holder within three months following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the number of Shares exercisable on or before the date of termination of employment.

                  (f) TRANSFERABILITY. Each stock option agreement shall provide that during the lifetime of the Option Holder, Incentive Stock Options shall be exercisable only by the Option Holder and Non-Statutory Options shall not be assignable or transferable except in the limited circumstances as set forth in Section 12 of this Plan.

                  (g)      EXERCISE, PAYMENTS, ETC.

                           (i) Each stock option agreement shall provide that
                  the method for exercising the Option granted therein shall be by delivery to the Secretary of the Company (the "Secretary") of written notice specifying the number of Shares with respect to which such Option is exercised and payment of the Option Price. Such notice shall be in a form satisfactory to the Plan Administrator and shall specify the particular Option (or portion thereof) that is being exercised and the number of Shares with respect to which the Option is being exercised. The exercise of the Option shall be deemed effective upon receipt of such notice by the Secretary and payment to the Company of the appropriate Option Price. The purchase of Shares shall take place at the principal offices of the Company upon delivery of such notice, at which time the Option Price shall be paid in full by any of the methods or any combination of the methods set forth in (ii) below. A properly executed certificate or certificates representing the Shares shall be issued by the Company and delivered to the Option Holder as soon as practicable after payment of the Option Price.

                           (ii) The Option Price shall be paid by any of the
                  following methods
                  or any combination of the following methods:

                                    (A) in cash;

                                    (B) by cashier's check payable to the
                           order of the Company;

                                    (C) by delivery to the Company of
                           certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the Option Price for the Shares to be purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Option Holder for such minimum period of time as may be established from time to time by the Plan Administrator. For purposes of this Plan, the Fair Market Value of any Shares delivered in payment of the Option Price upon exercise of the Option shall be the Fair Market Value as of the exercise date and the exercise date shall be the day the delivery of the certificates for the Shares used as payment of the Option Price; or

                                    (D) by delivery to the Company of a properly
                           executed notice of exercise together with irrevocable instructions to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Shares or of a loan from the broker to the Option Holder necessary to pay the Option Price.

                           (iii) In the discretion of the Plan Administrator,
                  the Company may provide a loan or guaranty a third-party loan obtained by a Participant to pay part or all of the Option Price of the Shares provided that such loan or the Company's guaranty is properly secured by the Shares.

                  (h)      WITHHOLDING.

                           (i) NON-STATUTORY OPTIONS. Each stock option
                  agreement covering Non-Statutory Options shall provide that, upon exercise of the Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by applicable federal and state income tax laws, including payment of such taxes through delivery of Shares or by withholding Shares to be issued upon the exercise of the Option, as provided in
                  Section 16.

                           (ii) INCENTIVE STOCK OPTIONS. In the event that a
                  Participant makes a disposition (as defined in Section 424(c) of the Code) of any Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of two years from the date on which the Incentive Stock Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Participant shall send written notice to the Secretary at the Company's principal office in Denver, Colorado of the date of such disposition, and any other information relating to such disposition as the Company may reasonably request. The Participant shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by applicable federal and state income tax laws.

                  (i) DATE OF GRANT. An Option shall be considered as having been granted on the date specified in the grant resolution of the Plan Administrator.

                  (j) ADJUSTMENT OF OPTIONS. Subject to the limitations contained in Section 15, the Plan Administrator may make any adjustment in the Option Price, the number of Shares subject to, or the terms of, an outstanding Option and a subsequent granting of an Option by amendment or by substitution of an outstanding Option. Such amendment, substitution or re-grant may result in terms and conditions (including Option Price, number of Shares covered, vesting schedule or exercise period) that differ from the terms and conditions of the original Option. The Plan Administrator may not, however, adversely affect the rights of any Participant to previously granted Options without the consent of such Participant.

         7.4 NO RIGHTS AS A STOCKHOLDER. No Option Holder shall have any rights as a stockholder with respect to any Shares covered by an Option until the Option Holder becomes the holder of record of such Shares, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Shares, except as provided in herein.

                                   SECTION 8
                            RESTRICTED STOCK AWARDS

         8.1 AWARDS GRANTED BY THE PLAN ADMINISTRATOR. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Awards of Restricted Stock consisting of Shares. The number of Shares granted as an Award of Restricted Stock shall be determined by the Plan Administrator.

         8.2 RESTRICTIONS. A Participant's right to retain an Award of Restricted Stock granted to him under Section 8.1 shall be subject to such restrictions, including but not limited to his continuous employment by the Company for a certain period specified by the Plan Administrator, or the attainment of specified performance goals and objectives, as may be established by the Plan Administrator with respect to such Award. The Plan Administrator may in its sole discretion require different periods of employment or different performance goals and objectives with respect to different Participants, to different Awards of Restricted Stock or to separate, designated portions of the Shares constituting an Award of Restricted Stock.

         8.3 PRIVILEGES OF A STOCKHOLDER, TRANSFERABILITY. A Participant shall have all voting, dividend, liquidation and other rights with respect to Stock in accordance with the terms of the Award of Restricted Stock upon his becoming the holder of record of such Restricted Stock; provided, however, that the Participant's right to sell, encumber or otherwise transfer such Restricted Stock shall be subject to the limitations of Section 12 hereof.

         8.4 ENFORCEMENT OF RESTRICTIONS. The Plan Administrator may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Section 8.2 and 8.3:

                  (a) Placing a legend on the stock certificates referring to the restrictions;

                  (b) Requiring the Participant to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

                  (c) Requiring that the stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

         8.5 TERMINATION OF EMPLOYMENT, DEATH, DISABILITY, ETC. In the event of the death or disability (within the meaning of Section 22(e)(3) of the Code) of a Participant, or the retirement of a Participant as provided in
Section 7.3(e)(ii), all employment period and other restrictions applicable to Awards of Restricted Stock then held by him shall lapse, and such awards shall become fully nonforfeitable. Subject to Sections 6 and 10, in the event of a Participant's termination of employment for any other reason, any Award of Restricted Stock as to which the employment period or other restrictions have not been satisfied shall be forfeited.

                                    SECTION 9
                                PERFORMANCE UNITS

         9.1 PERFORMANCE RELATED AWARDS. Coincident with or following designation for participation in the Plan, a Participant may be granted Performance Units.

         9.2 AMOUNT OF AWARD. The Plan Administrator shall establish a maximum amount of a Participant's Award, which amount shall be denominated in Shares or in dollars.

         9.3 COMMUNICATION OF AWARD. Written notice of the maximum amount of a Participant's Award and the Performance Cycle determined by the Plan Administrator shall be given to a Participant as soon as practicable after grant of the Award by the Plan Administrator.

         9.4 AMOUNT OF AWARD PAYABLE. The Plan Committee shall establish maximum and minimum performance targets to be achieved during the applicable Performance Cycle. Performance targets established by the Plan Committee shall relate to corporate, group, unit or individual performance and may be established in terms of earnings, growth in earnings, ratios of earnings to equity or assets. The Plan Committee shall establish the method for computing the amount of an Award payable to a Participant upon satisfaction of each of the performance targets, and shall designate the Participants who are eligible for such Awards, within 90 days after the commencement of the Performance Cycle to which the Awards relate or, if earlier, before 25 percent of such Performance Cycle has elapsed. Multiple performance targets may be used and the components of multiple performance targets may be given the same or different weight in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, units, individuals or entities. Each performance target, and the methods for computing the amount of an Award to which an employee shall be entitled as a result of the achievement of one or more performance targets, shall be stated in terms of an objective formula or standard. Achievement of the maximum performance target shall entitle the Participant to payment (subject to Section 9.5) at the full or maximum amount specified with respect to the Award; provided, however, that notwithstanding any other provisions of this Plan, in the case of an Award of Performance Units, the Plan Administrator in its discretion may establish an upper limit on the amount payable (whether in cash or Shares) as a result of the achievement of the maximum performance target. The Plan Committee may also establish that a portion of a full or maximum amount of a Participant's Award will be paid (subject to Section 9.5) for performance which exceeds the minimum performance target but falls below the maximum performance target applicable to such Award.

         9.5 ADJUSTMENTS. At any time prior to payment of an Award of Performance Units, the Plan Committee may adjust previously established performance targets or other terms and conditions to reflect events such as changes in laws, regulations, or accounting practice, or mergers, acquisitions or divestitures, or such other events as the Plan Administrator deems appropriate, in its sole discretion, provided that the Plan Committee may not, at any time after 90 days have elapsed from the commencement of the Performance Cycle to which the Award relates, or, if earlier, after 25 percent of the Performance Cycle to which the Award relates has elapsed, increase the amount of any Award payable that would otherwise be due upon attainment of one or more performance targets.

         9.6 PAYMENTS OF AWARDS. Following the conclusion of each Performance Cycle, the Plan Committee shall determine the extent to which performance targets have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Cycle. The Plan Administrator shall certify what, if any, payment is due with respect to an Award and whether such payment shall be made in cash, Shares or some combination. Payment shall be made in a lump sum or installments, as determined by the Plan Committee, commencing as promptly as practicable following the end of the applicable Performance Cycle, subject to such terms and conditions and in such form as may be prescribed by the Plan Committee.

         9.7 TERMINATION OF EMPLOYMENT. If a Participant ceases to be a employee before the end of a Performance Cycle by reason of his death, permanent disability or retirement as provided in Section 7.3(e)(ii), the Performance Cycle for such Participant for the purpose of determining the amount of the Award payable shall end at the end of the calendar quarter immediately preceding the date on which such Participant ceased to be an employee. The amount of an Award payable to a Participant to whom the preceding sentence is applicable shall be paid at the end of the Performance Cycle and shall be that fraction of the Award computed pursuant to the preceding sentence, the numerator of which is the number of calendar quarters during the Performance Cycle during all of which said Participant was an employee and the denominator of which is the number of full calendar quarters in the Performance Cycle. Upon any other termination of employment of a Participant during a Performance Cycle, participation in the Plan shall cease and all outstanding Awards of Performance Units to such Participant shall be canceled.

                                   SECTION 10
                                CHANGE IN CONTROL

         10.1 OPTIONS, RESTRICTED STOCK. In the event of a change in control of the Company as defined in Section 10.3, the Board may, in its sole discretion, without obtaining stockholder approval, to the extent permitted in Section 15, take any or all of the following actions: (a) accelerate the exercise dates of any outstanding Options or make all such Options fully vested and exercisable; (b) grant a cash bonus award to any Option Holder in an amount necessary to pay the Option Price of all or any portion of the Options then held by such Option Holder; (c) pay cash to any or all Option Holders in exchange for the cancellation of their outstanding Options in an amount equal to the difference between the Option Price of such Options and the greater of the price offered by a third party for the Common Stock or the Fair Market Value of the Shares on the date of the cancellation of the Options; (d) make any other adjustments or amendments to the outstanding Options; and (e) eliminate all restrictions with respect to Restricted Stock and deliver Shares free of restrictive legends to any Participant.

         10.2 PERFORMANCE UNITS. Under the circumstances described in Section 10.1, the Board may, in its sole discretion, and without obtaining stockholder approval, to the extent permitted in Section 15, provide for payment of outstanding Performance Units at the maximum award level or any percentage thereof.

         10.3 DEFINITION. For purposes of the Plan, a "change in control" shall be deemed to have occurred if (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act), other than William
J. Pearse, a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of the Company; or (b) at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                                   SECTION 11
                   RIGHTS OF EMPLOYEES AND OTHER PARTICIPANTS

         Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence or absence due to military or government service shall constitute a termination of employment shall be determined by the Plan Administrator at the relevant time.

                                   SECTION 12
                                 TRANSFERABILITY

         During the lifetime of the Option Holder, Incentive Stock Options shall be exercisable only by the Option Holder and shall not be assignable or transferable; provided, however, that in the event of the Option Holder's death, any Option may be exercised by the personal representative of the Option Holder's estate, or by the person(s) to whom the option is transferred pursuant to the Option Holder's will or in accordance with the laws of descent and distribution. Upon the prior written consent of the Board and subject to any conditions associated with such consent, a Non-Statutory Option may be assigned in whole or in part during the Option Holder's lifetime to one or more members of the Option Holder's immediate family or to a trust established exclusively for one or more such family members. In addition, the Board, in its sole discretion, may allow a Non-Statutory Option to be assigned in other circumstances deemed appropriate. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Board may deem appropriate.

                                   SECTION 13
                              GENERAL RESTRICTIONS

         13.1 INVESTMENT REPRESENTATIONS. The Company may require any person to whom an Option or other Award is granted, as a condition of exercising such Option or receiving Shares under the Award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Shares subject to the Option or the Award for his own account for investment and not with any present intention of selling or otherwise distributing the same and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Shares.

         13.2 COMPLIANCE WITH SECURITIES LAWS. Each Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Plan Administrator. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

         13.3 STOCK RESTRICTION AGREEMENT. The Plan Administrator may provide that Shares issuable upon the exercise of an Option shall, under certain conditions, be subject to restrictions whereby the Company has a right of first refusal with respect to such Shares or a right or obligation to repurchase all or a portion of such Shares, which restrictions may survive a Participant's term of employment with the Company. The acceleration of time or times at which an Option becomes exercisable may be conditioned upon the Participant's agreement to such restrictions.

                                   SECTION 14
                             OTHER EMPLOYEE BENEFITS

         The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the grant or vesting of any other Award shall not constitute "earnings" with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, profit sharing, stock purchase, life insurance or salary continuation plan.

                                   SECTION 15
            PLAN AMENDMENT, MODIFICATION AND TERMINATION BY THE BOARD

         15.1 BOARD'S EXCLUSIVE AUTHORITY TO TERMINATE, AMEND OR MODIFY PLAN. The Board shall have complete and exclusive authority to terminate and from time-to-time amend or modify the Plan in any and all respects unless and only to the extent that stockholder approval of such amendments or modifications is required under applicable law or, if the Company, on the advice of its counsel, determines that stockholder approval is otherwise necessary or desirable. No amendment, modification or termination of the Plan shall in any manner adversely affect any Awards theretofore granted under the Plan, without the consent of the Participant holding such Awards.

         15.2 OPTIONS IN EXCESS OF THE NUMBER OF AVAILABLE SHARES. Options in excess of the number of Shares then available for issuance may be granted under this Plan, provided, however, that any excess Shares actually issued under this Plan shall be held in escrow until the action that is necessary to approve a sufficient increase in the number of Shares available for issuance under the Plan is taken. If such further action is not obtained within 12 months after the date the first such excess grants are made, then: (i) any unexercised Options granted on the basis of such excess Shares shall terminate and cease to be outstanding and (ii) the Company shall promptly refund to the Option Holders the Option Price paid for any excess Options that were exercised or issued under the Plan and held in escrow, together with interest on the Option Price that was held in escrow, and any such Options and Shares shall thereupon be automatically canceled and cease to be outstanding.

                                   SECTION 16
                                   WITHHOLDING

         16.1 WITHHOLDING REQUIREMENT. The Company's obligations to deliver Shares upon the exercise of an Option, or upon the vesting of any other Award, shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

         16.2 WITHHOLDING WITH STOCK. The Board may, in its discretion, provide any or all holders of Non-Statutory Options with the right to use Shares in satisfaction of all or part of the taxes incurred by such holders in connection with the exercise of such Options. Such right may be provided to any such holder in either or both of the following formats:

                  (a) The election to have the Company withhold, from the Shares otherwise issuable upon the exercise of such Non-Statutory Option, a portion of those Shares with an aggregate Fair Market Value less than or equal to the amount of taxes due as designated by such holder; or

                  (b) The election to deliver to the Company, at the time the Non-Statutory Option is exercised, one or more Shares previously acquired by such holder with an aggregate Fair Market Value less than or equal to the amount of taxes due as designated by such holder.

                                   SECTION 17
                             BROKERAGE ARRANGEMENTS

         The Plan Administrator may, in its discretion, enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the disposition of Shares acquired upon exercise of Options, including, without limitation, arrangements for the simultaneous exercise of Options and sale of the Shares acquired upon such exercise.

                                   SECTION 18
                           NONEXCLUSIVITY OF THE PLAN

         Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any affiliated Corporation now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

                                   SECTION 19
                               REQUIREMENTS OF LAW

         19.1 REQUIREMENTS OF LAW. The issuance of Shares and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

         19.2 FEDERAL SECURITIES LAW REQUIREMENTS. If a Participant is an officer or director of the Company within the meaning of Section 16 of the 1934 Act, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3 of the 1934 Act, or any successor rule promulgated under the 1934 Act, to qualify the Award for any exception from the provisions of Section 16(b) of the 1934 Act available under that Rule. Such conditions are hereby incorporated herein by reference and shall be set forth in the agreement with the Participant which describes the Award.

         19.3 CONFLICTS. If the terms of a particular stock option agreement that evidences an Award conflict with the terms of the Plan, the terms of the Plan will control and such Participant will be subject to the terms and conditions of the Plan.

         19.4 GOVERNING LAW. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

                                   SECTION 20
                              DURATION OF THE PLAN

         The Plan shall be effective on the Effective Date, provided that any Options or Shares that may be granted or issued under the Plan prior to shareholder approval will be granted or issued subject to the approval of the Company's shareholders. The Plan shall terminate at such time as may be determined by the Board, and no Award shall be granted after such termination. If not sooner terminated under the preceding sentence, the Plan shall fully cease and expire at midnight of the day which is ten years from the Effective Date. Awards outstanding at the time of the Plan termination may continue to be exercised or earned in accordance with their terms.